EXHIBIT 10.10

                              AGREEMENT AND RELEASE

THIS AGREEMENT is dated as of the 31st day of May, 2005 by and among ZIM CORPORATION (the "COMPANY"), a corporation incorporated pursuant to the Canada Business Corporations Act and each of MARIA VENDONE ("MARIA"), STEPHEN WRIGHT ("STEPHEN"), CHRISTIAN GOLDSBORO ("CHRISTIAN"), FINELOOK LIMITED ("FINELOOK"), AND MARIA VENDONE AND STEPHEN WRIGHT (AS TRUSTEES OF ENRICO WRIGHT) (in such capacity, the "TRUSTEES" and, together with Maria, Stephen, Christian and Finelook, the "SHAREHOLDERS"), being the former shareholders of EPL Communications Limited and E-Promotions Limited (together, "EPL").

                                    RECITALS

WHEREAS pursuant to a share purchase agreement among the parties hereto dated February 10, 2005 (the "SHARE PURCHASE AGREEMENT"), the Shareholders sold all of the issued and outstanding shares of EPL to the Company;

AND WHEREAS in consideration of the terms of this Agreement and Release
(the "AGREEMENT") the parties have agreed to release one another from any and all obligations arising under or relating to or arising in connection with the Share Purchase Agreement and the transactions contemplated therein and the agreements delivered in connection therewith;

NOW THEREFORE in consideration of the mutual representations, agreements and promises in this Agreement, the receipt and sufficiency of which is hereby acknowledged by each party, the Company and Shareholders agree as follows:

1. Upon the date hereof, each of Stephen, Maria, Christian and Finelook will enter into a consulting agreement with the Company, in the respective forms attached hereto as Exhibits A, B, C and D (collectively, the "CONSULTING AGREEMENTS").

2. The Company shall and does hereby grant to each of Stephen, Maria, Christian and Finelook, with effect from the date hereof, the following Options, with an exercise price of $.20 US, to purchase common shares in the capital of the Company (the "OPTIONS"), the terms of which are set forth in the respective forms of Option Agreements attached hereto as Exhibits E, F, G and H (collectively, the "OPTION AGREEMENTS"):

         a.       Stephen       -        1,548,000 Options
         b.       Maria         -        1,440,000 Options
         c.       Finelook      -        540,000 Options
         d.       Christian     -        72,000 Options
                  -------------------------------------------
                  Total                     3,600,000 Options

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

     All Options will be immediately exercisable and will expire, if not previously exercised, on May __, 2008. The Options will be governed by the terms of the Company's employee stock option plan as may be amended, restated or supplanted from time to time, a true, accurate and complete copy of which is attached hereto as Exhibit I. The Option Agreements shall be executed by the respective parties thereto upon the date hereof.

3. Stephen Wright is hereby appointed to the Advisory Committee of the Company (the "COMMITTEE") and in such capacity shall receive due notice of all meetings of the Committee together with all materials distributed to members of the Committee. Stephen will be entitled to attend by conference call, be heard and vote as a member at meetings of the Committee. Stephen shall be entitled to remain on the Advisory Committee for three years from the date hereof and thereafter will sit at the discretion of the board of directors of the Company (the "BOARD"). Furthermore, for a period of three years from the date hereof, Stephen will be entitled to attend by conference call and participate in (without any right to vote) all sales and technical presentations to, and discussions of, the Board, and shall receive all notices of Board meetings as if a member of the Board. Following the third anniversary of the date hereof, Stephen may, at the discretion of the Board, attend by conference call and participate at meetings of the Board in the manner set forth in the immediately preceding sentence. All information obtained by Stephen relating to meetings of the Committee or the Board shall be treated as confidential information of the Company pursuant to a customary confidentiality agreement to be entered into between Stephen and the Company. The Company shall reimburse Stephen's reasonable out-of-pocket expenses relating to his attendance by conference call at meetings of or involvement with the Committee and the Board. Notwithstanding the foregoing, Stephen may attend in person any meetings of the Committee or the Board upon the prior approval of the Board, which approval shall not be unreasonably withheld, and the Company shall reimburse Stephen's reasonable out-of-pocket expenses as are previously agreed to in writing by the Company relating to such in-person attendance.

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4.   Unless required by law and except in legal, arbitral or administrative proceedings, the Shareholders agree not to reveal, disclose, use or cause to be revealed, disclosed or used any information or material with respect to the Company (which term shall, for the purposes of this paragraph, include the Company, its successors and assigns, its officers and directors, shareholders, agents and employees) which is knowingly or could reasonably be injurious to any of the Company's interests and, without limiting the generality of the foregoing, the Shareholders expressly agree not to make any public statement of the business affairs, policies or the like of the Company without the express written consent of the Company or disparage the Company, directly or indirectly, in any respect. Furthermore, but without limiting the generality of the preceding provisions of this
     Section 4, the Shareholders agree not to reveal or disclose, or cause to be revealed or disclosed this Agreement and the provisions hereof unless required by law and except in legal, arbitral or administrative proceedings.

5. Unless required by law and except in legal or administrative proceedings, the Company agrees not to reveal, disclose, use or cause to be revealed, disclosed or used any information or material with respect to the Shareholders which is knowingly or could reasonably be injurious to any of the Shareholders' interests and, without limiting the generality of the foregoing, the Company expressly agrees not to make any public statement of the business affairs, policies or the like of the Shareholders without the express written consent of Shareholders or disparage the Shareholders, directly or indirectly, in any respect. Furthermore, but without limiting the generality of the preceding provisions of this Section 5, the Company agrees not to reveal or disclose, or cause to be revealed or disclosed this Agreement and the provisions hereof unless required by law and except in legal, arbitral or administrative proceedings.

6. The Shareholders hereby release and forever discharge the Company (which term shall, for the purposes of this paragraph, include the Company, its successors and assigns, its officers and directors, shareholders, agents and employees), from any and all actions, causes of action, claims and demands whatsoever, including any claim which any of them may have or might have had to or before any court or any arbitral or administrative tribunal, as against the Company, or which any of them or their respective heirs, executors, administrators, successors and assigns, or any of them, hereafter can, shall or may have by reason or in any way arising out of any cause, matter or thing whatsoever existing up to the present time relating to the Share Purchase Agreement and the transactions contemplated therein and the agreements by and among the parties thereto (or any of them) delivered in connection therewith, and any obligations which may remain owing by the Company to the Shareholders prior to the date hereof, including, and without limiting the generality of the foregoing all claims and demands for or with respect to registration of the common shares of the Company received by the Shareholders pursuant to the terms of the Share Purchase Agreement. The Shareholders further agree that none of them will make any claims (including without limitation any cross-claim, counterclaim, third party action or application) against any other person or corporation who might claim contribution and indemnity against the Company in respect of any such matters. The foregoing release shall not apply to this Agreement, the Consulting Agreements or the Option Agreements, or the terms and conditions hereof or thereof. A person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement except to the extent set out in this Section 6 and it is expressly agreed and intended that the Company's successors and assigns, officers and directors, shareholders, agents and employees shall be entitled to enforce any benefit conferred on any of them under the provisions of this Agreement.

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7.   The Company hereby releases and forever discharges the Shareholders, from any and all actions, causes of action, claims and demands whatsoever, including any claim which the Company may have or might have had to or before any court or any arbitral or administrative tribunal, as against the Shareholders or any of them, or which the Company, its successors and assigns, or any of them, hereafter can, shall or may have by reason or in any way arising out of any cause, matter or thing whatsoever existing up to the present time relating to the Share Purchase Agreement and the transactions contemplated therein and the agreements by and among the parties thereto (or any of them) delivered in connection therewith (including, without limitation, the Non-Competition Agreements). The Company further agrees not to make any claims (including without limitation any cross-claim, counterclaim, third party action or application) against any other person or corporation who might claim contribution and indemnity against any Shareholder in respect of any such matters. The foregoing release shall not apply to this Agreement, the Consulting Agreements or the Option Agreements, or the terms and conditions hereof or thereof. A person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any terms of this Agreement except to the extent set out in this Section 7 and it is expressly agreed and intended that the successors and assigns of the Shareholders shall be entitled to enforce any benefit conferred on any of them under the provisions of this Agreement.

8. In the event that any party breaches, or threatens to commit a breach of, any of the provisions of this Agreement, each party acknowledges that a remedy at law would be inadequate and that the non-breaching party may suffer irreparable injury and harm, and accordingly, the parties acknowledge and agree that the non-breaching party shall be entitled to injunctive relief and hereby agrees to the entry of an order restraining the breaching party from such actions as would constitute a breach of any term of this Agreement. Such relief shall be in addition to any other remedy to which a non-breaching party may be entitled at law or in equity.

9. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

10. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11. This Agreement shall be governed by and construed and interpreted in accordance with the laws of England and Wales. The parties hereto irrevocably submit to the exclusive jurisdiction of the High Court of Justice of England and Wales with respect to any and all matters relating to this Agreement and the transactions contemplated hereby.

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

12. This Agreement shall enure to the benefit of, and be binding on, the parties and their respective successors (including successors by merger) and permitted assigns. No party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of such party's rights or obligations under this Agreement without the prior written consent of the other parties hereto.

13. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

14. THE SHAREHOLDERS HEREBY DECLARE THAT THEY FULLY UNDERSTAND THE TERMS OF THIS AGREEMENT AND HAVE HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL REPRESENTATION IN CONNECTION WITH THIS AGREEMENT.

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



     IN WITNESS WHEREOF the parties have executed this Agreement, as of the date first written above.

SIGNED as a Deed by                      )
MARIA VENDONE in the presence of         )
                                         )
/s/ Giovanna Mariani                     )/s/ Maria Vendone
Witness                                  )    MARIA VENDONE
                                         )

SIGNED as a Deed by                      )
STEPHEN WRIGHT in the presence of        )
                                         )
/s/ Giovanna Mariani                     )/s/ Stephen Wright
Witness                                  )    STEPHEN WRIGHT
                                         )

SIGNED as a Deed by MARIA VENDONE )
and STEPHEN WRIGHT (as Trustees of       )
Enrico Wright) in the presence of        )
                                         )
                                         )
/s/ Giovanna Mariani                     )/s/ Maria Vendone and Stephen Wright
Witness                                  )    MARIA VENDONE AND
                                         )    STEPHEN WRIGHT
                                         )

SIGNED as a Deed by CHRISTIAN            )
GOLDSBORO in the presence of             )
                                         )
                                         )
/s/ Jason Watson                         )/s/ Christian Goldsboro
Witness                                  )    CHRISTIAN GOLDSBORO
                                         )



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

EXECUTED as its Deed by
FINELOOK LIMITED acting by


Director:         /s/ Gianni Vendone
Secretary:        /s/ Gianni Vendone


                                            ZIM CORPORATION

                                            By:      /s/ Michael Cowpland
                                            Name:    Michael Cowpland
                                            Title:   Chief Executive Officer










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